SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:

[ ]  Preliminary proxy statement.             [ ]  Confidential, for use of the
                                                   Commission only (as permitted
[X]  Definitive proxy statement.                   by Rule 14a-6(e)(2)).

[ ]  Definitive additional materials.

[ ]  Soliciting material under Rule 14a-12.

                              Rockford Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required.
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     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                 -----------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
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     (3)  Filing Party:
                       ---------------------------------------------------------
     (4)  Date Filed:
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
                              ROCKFORD CORPORATION
                            600 SOUTH ROCKFORD DRIVE
                              TEMPE, ARIZONA 85281


To the Holders of
Rockford Corporation Common Stock

     Re:  2003 ANNUAL SHAREHOLDERS MEETING

Dear Shareholder:

     You are cordially invited to attend Rockford's 2003 Annual Shareholders Meeting. We will hold the meeting on Wednesday, April 23, 2003, at 600 South Rockford Drive, Tempe, Arizona, 85281. The meeting will begin promptly at 2:00 p.m., Mountain Standard Time. We suggest you arrive at least 30 minutes early.

     The formal notice of the meeting follows on the next page. No admission tickets or other credentials are required.

     We will have some of our directors and officers available before and after the meeting to speak with you. During the meeting, we will answer your questions about our business affairs and will consider the matters explained in the Notice and Proxy Statement that follow.

     Please vote, sign and return the enclosed Proxy Card as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

                                        Sincerely,

                                        /s/ W. Gary Suttle
                                        ----------------------------------------
                                        W. Gary Suttle
                                        President and Chief Executive Officer

                   NOTICE OF 2003 ANNUAL SHAREHOLDERS MEETING

                                                                  March 14, 2003

To the Holders of
Rockford Corporation Common Stock

     We will hold our 2003 Annual Shareholders Meeting on Wednesday, April 23, 2003. We will meet at 2:00 p.m., Mountain Standard Time, at 600 South Rockford Drive, Tempe, Arizona, 85281. At the meeting we will:

     *    Elect six directors; and
     *    Consider any other matters that properly come before the meeting.

     Shareholders may vote at the meeting if they owned our common stock of record at the opening of business, 8:00 a.m., Eastern Daylight Time, on March 6, 2003. We will have at the meeting a list of the shareholders eligible to vote. We will also have the list at our principal executive office, 600 South Rockford Drive, Tempe, Arizona 85281, for ten days before the meeting. Any shareholder may examine the list for any purpose germane to the meeting.

     We have enclosed our 2002 Annual Report, including financial statements, and our Proxy Statement with this notice of our annual meeting.

     The Board of Directors is soliciting your proxy and requests that you please sign, date and mail the enclosed Proxy Card. We have provided a return envelope for that purpose, which requires no postage if mailed in the United States. We encourage you to vote.

                                        /s/ James M. Thomson
                                        ----------------------------------------
                                        James M. Thomson
                                        Vice President of Finance,
                                        Chief Financial Officer and Secretary

                      -------------------------------------
                      PLEASE VOTE -- YOUR VOTE IS IMPORTANT
                      -------------------------------------

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

General Information.........................................................   1

Required Vote To Approve the Proposal.......................................   2

Who To Call If You Have Questions...........................................   2

Proposal and Board Recommendation...........................................   3

Executive Officers And Board Of Directors...................................   4

About The Board And Its Committees..........................................   7

Executive Compensation......................................................  10

Nominating and Compensation Committee Report On Executive Compensation......  12

Related Party Transactions..................................................  14

Principal Shareholders And Shareholdings Of Officers and Directors..........  16

Section 16(A) Beneficial Ownership Reporting Compliance.....................  17

Stock Price Performance Graph...............................................  18

Our Next Annual Meeting and Proposals By Stockholders.......................  19

Annual Report...............................................................  20

                               GENERAL INFORMATION

WHO MAY VOTE        You may vote if our records show that you held shares of our common stock as of March 6, 2003. As at January 31, 2003,
                    8,747,197 shares were outstanding and entitled to vote. The enclosed Proxy Card shows the number of shares you may vote.

NUMBER OF VOTES     You have one vote for each share, except that you may
                    cumulate votes in the election of directors. Because you may cumulate votes in the election of directors and we will elect six directors, you have six votes for each share in our election of directors. You may cast your votes for a single candidate or you may divide them as you choose among up to six candidates.

VOTING BY PROXY     If you hold your shares in your own name, you may vote by
                    signing, dating and mailing the Proxy Card in the envelope provided. If you give us a proxy without giving specific voting instructions, the Proxies will vote your shares as the Board of Directors recommends. If the meeting is adjourned, the Proxies will vote your shares on the new meeting date unless you revoke your proxy.

                    The Board of Directors is soliciting the enclosed proxy. We anticipate first mailing this Proxy Statement and the Proxy Card on March 14, 2003.

                    If a broker, bank or other nominee holds your shares so that they are in "street name," you will receive instructions from them. You must follow their instructions if you want to have your shares voted.

OTHER MATTERS       We are not aware of any matters that will be presented at
                    the Annual Meeting other than those described in this Proxy
                    Statement. If any other matters are properly presented at the meeting, the Proxies will vote your shares using their own judgment.

VOTING IN PERSON    You may vote your shares at the meeting if you attend in
                    person.

REVOKING YOUR       You may revoke your proxy if you:
PROXY
                         * Send us another signed proxy with a later date and we receive it before the Proxies vote your shares at the meeting; or
                         * Send us a letter revoking your proxy and we receive it before the Proxies vote your shares at the meeting; or
                         * Attend the Annual Meeting and vote your shares in person.

HOW A QUORUM IS     If you have returned a Proxy Card or attend the meeting in
DETERMINED          person, we will count your shares to determine whether there is a quorum even if you abstain from voting.

                    If a broker indicates on a proxy that the broker does not have discretionary authority to vote certain shares on a particular matter, we will not consider the shares present or entitled to vote on the matter.

COST OF THIS        We will pay the cost of this proxy solicitation, including
SOLICITATION        the charges of brokerage firms and others who forward
                    material to beneficial owners of our shares. We will solicit proxies by mail and may also solicit them by personal interview, telephone, e-mail or telegraph.

                    Georgeson Shareholders will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials and will oversee the return of Proxy Cards. We estimate the fee for these services will be $5,000.

ATTENDING THE       If your shares are held in street name you may attend the
MEETING IF YOUR     meeting, but you must vote through your broker or bank and
SHARES ARE IN       cannot vote in person. If you are a beneficial owner of
"STREET NAME"       shares held by a broker or bank you will need proof of
                    ownership to attend the meeting. We will accept a recent statement or letter from your broker or bank, showing your ownership of our shares on the record date, as proof of ownership.

                      REQUIRED VOTE TO APPROVE THE PROPOSAL

ELECTION OF SIX     The six nominees for director who receive the most votes
DIRECTORS           will be elected. Shareholders may cumulate votes in the
                    election of directors, so each shareholder has six votes for each share in the directors' election. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates.

                        WHO TO CALL IF YOU HAVE QUESTIONS

INVESTOR RELATIONS  If you have questions about the meeting or voting please
COORDINATOR         call Victoria Springgay, our Investor Relations Coordinator, at (480) 517-3042.

                        PROPOSAL AND BOARD RECOMMENDATION

PROPOSAL TO ELECT SIX DIRECTORS

DIRECTORS           The shareholders will elect the entire Board of Directors, a
TO BE ELECTED       total of six directors, at the meeting.

CUMULATIVE VOTING   Shareholders may cumulate votes in the election of
ALLOWED             directors, so each shareholder has six votes for each share.
                    You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates.

VOTE REQUIRED       The six nominees who receive the most votes will be elected.

NOMINEES OF THE     Our Board has nominated the following individuals to serve
BOARD               on our Board of Directors:

                         W. Gary Suttle           Jerry E. Goldress
                         Nicholas G. Bartol       Timothy C. Bartol
                         Ralph B. Godfrey         John P. Lloyd

                    Each nominee is currently serving on the Board, has agreed to be named in this Proxy Statement and has agreed to serve if elected. See the section "Executive Officers and Board of Directors" for information about each of the nominees.

                    Each director elected will hold office until the next annual meeting or until a successor is elected and qualified. If a director resigns or otherwise is unable to complete his term of office, the Board of Directors may elect another director for the remainder of the term.

                    So far as we know, the listed nominees will be able to serve. If a nominee is unavailable, the Proxies will vote your shares for any Board of Directors' proposed substitute nominee.

RECOMMENDATION      YOUR DIRECTORS RECOMMEND THAT YOU ELECT THE SIX NOMINEES.

                    EXECUTIVE OFFICERS AND BOARD OF DIRECTORS

     Our Executive Officers and Board of Directors are listed in the following table:

                                                                        DIRECTOR
NAME                            AGE              POSITION                 SINCE
----                            ---              --------                 -----
W. Gary Suttle (1) ...........  62   President, Chief Executive            1992
                                     Officer and Director

David A. Boshes ..............  47   Vice President of Operations

William Jackson ..............  42   Vice President of Mobile Audio

Jacqueline M. Mott ...........  59   Vice President of Human Resources

David L. Richards ............  56   Vice President of Information
                                     Technology

James C. Strickland ..........  65   Vice President of Engineering

James M. Thomson .............  56   Vice President of Finance, Chief
                                     Financial Officer and Secretary

Jerry E. Goldress (1)(2)(3) ..  72   Chairman of the Board                 1998

Nicholas G. Bartol ...........  48   Director                              1985

Timothy C. Bartol (1)(2) .....  47   Director                              1997

Ralph B. Godfrey (2)(3) ......  63   Director                              1999

John P. Lloyd (3) ............  51   Director                              1988

----------
(1)  Member of the Executive Committee.
(2)  Member of the Nominating and Compensation Committee.
(3)  Member of the Audit and Finance Committee.

W. GARY SUTTLE           Mr. Suttle has served as our President and Chief
                         Executive Officer since August 1992. From that time through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to us through that firm under a consulting agreement.

                         From 1982 until 1992, Mr. Suttle was a partner in Grisanti, Galef & Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine Corps where he was involved in special operations. Mr. Suttle holds a B.S. in Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from The Harvard Graduate School of Business Administration.

DAVID A. BOSHES          Mr. Boshes has served as our Vice President of
                         Operations since 1996 and has served us in various positions since 1993, beginning as Production
                         Engineering Manager. From 1976 until 1993, Mr. Boshes held various technical positions with Digital
                         Equipment, ranging from Product Test Engineer to Plant
                         Engineering Manager. Mr. Boshes holds a B.S. in
                         Electrical Engineering from Northern Arizona University and an M.B.A. from Arizona State University.

WILLIAM JACKSON          Mr. Jackson has served as our Vice President of Mobile
                         Audio since 2002 and previously has served us since
                         1995 in various positions, including Managing Director of Lightning Audio and regional sales manager. Mr.
                         Jackson has 21 years experience in the consumer electronics industry. Prior to joining Rockford, he managed a retail consumer electronics store for 13 years and operated a manufacturer's sales representative firm for three years. Mr. Jackson holds a degree in Business Administration and Art from Coe
                         College in Cedar Rapids, Iowa.

JACQUELINE M. MOTT       Ms. Mott has served as our Vice President of Human
                         Resources since October 2000 and, before that, as our Director of Human Resources since 1995. Before joining
                         Rockford Ms. Mott operated her own human resources and communication consulting practice. Her other experience includes serving as Vice President of Human Resources for a financial services corporation and management positions in the retail and publishing industries.

DAVID L. RICHARDS        Mr. Richards has served as our Vice President of
                         Information Technology and Chief Information Officer since 1996 and, prior to that, as our Director of Information Technology beginning in 1993. From 1976 until 1993, Mr. Richards held a number of MIS management positions for Digital Equipment with responsibility for systems and programming implementation. Mr. Richards also served in the U.S.
                         Army.

JAMES C. STRICKLAND      Mr. Strickland has served as our Vice President of
                         Engineering since 1992 and has served us in other engineering and research positions since 1987. Prior to joining us in 1987, he served in various engineering capacities with Sony, MCI, Acoustat and The David
                         Hafler Company. Mr. Strickland holds a B.S. in
                         Mathematics from the University of Miami (Florida). Mr.
                         Strickland holds nine U.S. patents, three of which have been assigned to Rockford, involving circuitry used in home and mobile audio amplifiers.

JAMES M. THOMSON         Mr. Thomson has served as our Vice President of Finance
                         and Chief Financial Officer since joining us in 1993.
                         Prior to 1993, Mr. Thomson held positions as Operations
                         Finance Manager, Corporate Controller of Corporate

                         Planning and Director of Finance and Customer Administration for The Toro Company Worldwide Irrigation Division. He was also a Senior Financial Analyst for Litton Industries and operated his own consulting company. Mr. Thomson also served in the U.S. Navy. Mr. Thomson holds a B.S. and M.S. in Applied Economics from the University of Wisconsin - Madison.

JERRY E. GOLDRESS        Mr. Goldress has served as our Chairman of the Board
                         since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998. Since 1981, Mr. Goldress has served as Chairman and Chief Executive Officer of Grisanti, Galef & Goldress. Mr. Goldress is also a director of Alamo Group (NYSE:ALG), a publicly held manufacturer of Industrial Mowing Equipment and of K2, Inc., a publicly held manufacturer of snow ski equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State
                         University.

NICHOLAS G. BARTOL       Mr. Bartol has served as a director since 1985, except
                         for a two-year period from 1991 to 1993. Mr. Bartol was employed by EFW, a defense contractor, from 1985 until April 1999. Mr. Bartol holds an A.B. from Brown
                         University, an M.B.A. from Southern Methodist
                         University and a Master of Theology from Dallas
                         Theological Seminary. Mr. Bartol is the brother of Timothy C. Bartol.

TIMOTHY C. BARTOL        Mr. Bartol has served as a director since 1997 and
                         served as our Chairman in 1997 and 1998. Mr. Bartol has been employed since 1994 by Phillips Information
                         Resources, serving in multiple positions including his current position as Director of Application Development and Chief Technology Officer. Mr. Bartol holds a B.A.
                         from Stanford University, and an M.B.A. and M.S./M.I.S.
                         from Boston University. Mr. Bartol is the brother of Nicholas G. Bartol.

RALPH B. GODFREY         Mr. Godfrey has served as a director since April 1999.
                         Mr. Godfrey was employed by 3Com Corporation, a publicly held manufacturer of computer networking products, from 1990 until he retired in late 2000. He held various positions at 3Com, including Senior Vice
                         President of Americas Sales and Senior Vice President of E-Business. Mr. Godfrey holds a B.S.E.E. and an M.S.
                         in Electrical Engineering from Auburn University.

JOHN P. LLOYD            Mr. Lloyd has served as a director since 1988. Mr.
                         Lloyd has worked since 1994 as a Managing Director in the Investment Management Group of Aetna. Mr. Lloyd is a Chartered Financial Analyst and has a B.S. in Finance from Villanova University and an M.B.A. in Investments from Drexel University.

                       ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS      In 2002, our Board held a total of six meetings. Each
                    Director attended at least 75% of our Board meetings. Each
                    Director also attended at least 75% of the meetings of each committee of which he was a member.

BOARD COMMITTEES    EXECUTIVE COMMITTEE: The Executive Committee meets
                    periodically to advise upon and approve our business and affairs that arise between the regularly scheduled Board meetings. The Executive Committee met six times during 2002.
                    The current members of the Executive Committee are Messrs.
                    Goldress (Chair), T. Bartol and Suttle.

                    NOMINATING AND COMPENSATION COMMITTEE: The Nominating and Compensation Committee recommends officers and directors to the Board of Directors and reviews and approves the amount and type of compensation paid to senior management. The Nominating and Compensation Committee met three times during 2002. The current members of the Nominating and Compensation Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress.

                    The Nominating and Compensation Committee will consider nominees recommended by our shareholders. If you wish to make a recommendation please send it to our Investor Relations coordinator, Victoria Springgay, at our executive offices. We must receive nominations no later than November 21, 2003, to consider nominees for election at our annual meeting in 2004.

                    AUDIT AND FINANCE COMMITTEE: The Audit and Finance Committee reviews our accounting controls and financial reporting processes. It recommends to the Board of Directors the engagement of our outside auditors. The Board of Directors has adopted a written charter for the Audit and Finance Committee. The Audit and Finance Committee met five times during 2002.

                    The current members of the Audit and Finance Committee are Messrs. Lloyd (Chair), Goldress and Godfrey. The members of our Audit and Finance Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq National Market's listing standards. We believe each of them satisfies the requirements for financial literacy established in Rule 4230 of the Nasdaq National Market's listing standards.

AUDIT AND FINANCE   The following is the 2002 report of the Audit and Finance
COMMITTEE REPORT    Committee.
AND ACTIONS
                    We focus our audit functions on three areas:

                         * The adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

                         *    The independence and performance of our
                              independent auditors; and
                         * Our compliance with legal and regulatory requirements.

                    We meet with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. We discuss these matters with our independent auditors and with appropriate financial personnel on Rockford's staff. We regularly meet privately with our independent auditors, who have unrestricted access to the Committee.

                    The audit committee is responsible for the appointment of our independent auditors, for establishing their compensation and for approving any non-audit services they provide. We also review periodically their performance and independence from Rockford and its management. In addition, we review Rockford's financing plans and report recommendations to the full Board of Directors for approval and to authorize action.

                    The Board of Directors has adopted a written charter setting out the audit related functions the Committee is to perform. You can find a copy of that charter attached to this Proxy Statement as Appendix A. We anticipate that the Board of Directors will update our charter during 2003 in order to more fully comply with rules relating to audit committees and independent auditors that are scheduled to come into effect during 2003 as a result of the Sarbanes-Oxley Act.

                    Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the U.S. and discuss with us any issues they believe should be raised with us.

                    During 2002 we reviewed our audited financial statements and met with both management and Ernst & Young LLP, our independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

                    We have received from and discussed with Ernst & Young the written disclosures required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES. These disclosures relate to that firm's independence from Rockford. We also discussed with Ernst &

                    Young any matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES.

                    Based on these reviews and discussions, we recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

                    Audit and Finance Committee:

                                        John P. Lloyd
                                        Ralph B. Godfrey
                                        Jerry E. Goldress

DIRECTOR            We compensate our non-executive Directors by paying them a
COMPENSATION        retainer of $2,500 per quarter and $1,250 per Board meeting attended, $1,000 per Committee meeting attended and $2,000 per Audit Committee meeting attended. In addition to compensation, we reimburse Directors for their reasonable travel expenses incurred in attending Board and Committee meetings.

                    We have also customarily granted to our non-executive Directors options under our 1994, 1997 and 2002 Stock Option Plans.

COMPENSATION        The members of our Nominating and Compensation Committee are
COMMITTEE           named above. We did not employ any member of the Nominating
INTERLOCKS AND      and Compensation Committee during fiscal year 2002. None of
INSIDER             our directors served during fiscal year 2002 as an executive
PARTICIPATION       officer of any entity whose Compensation Committee (or other comparable Committee, or the Board of Directors, as appropriate) included a Rockford executive officer. There are no "interlocks" as defined by the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation we paid our Chief Executive Officer and each of our four other most highly compensated executive officers during 2000, 2001 and 2002.

     Mr. McLeod, who served as our Vice President of Sales during 2002 and was one of our most highly compensated executive officers, left Rockford during the first quarter of 2003 and is no longer an executive officer. He is included in the following tables in compliance with the SEC's rules.

                                                                      LONG TERM
                                                                     COMPENSATION
                                             ANNUAL COMPENSATION        AWARDS
                                           -----------------------    ----------
                                                                      SECURITIES
                                                                      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR    SALARY(1)     BONUS        OPTIONS     COMPENSATION(2)
---------------------------         ----   ----------   ----------    ----------   ---------------
W. Gary Suttle ..................   2002   $  450,000   $       --            --     $4,769,100(3)
  President and Chief               2001      450,000       50,000        77,814      1,391,100(4)
  Executive Officer                 2000      400,000      200,000            --         41,100(5)

David A. Boshes .................   2002   $  180,260   $       --            --     $  322,926(6)
  Vice President of                 2001      179,129       10,000        19,000          5,100
  Operations                        2000      163,300       40,000            --          5,100

Daniel C. McLeod ................   2002   $  196,991   $       --            --     $       --
  Vice President of                 2001      189,054        6,250        23,000             --
  Sales                             2000      193,224       20,000            --             --

David L. Richards ...............   2002   $  184,885   $       --            --     $  255,027(7)
  Vice President of                 2001      184,180       11,250        21,000          5,100
  Information Technology            2000      165,981       45,000            --          5,100

James M. Thomson ................   2002   $  200,327   $       --            --     $    9,622(8)
  Vice President of Finance         2001      199,149       15,000        27,000          5,100
  and Chief Financial Officer       2000      176,893       50,000            --          5,100

----------
(1) Amounts listed are annual base salaries, with the exception of Mr. McLeod, who was paid commissions based on our sales. Mr. McLeod's commissions are included in the salary column.
(2) Except as specifically stated in notes (3) through (7) immediately below, the amounts shown as All Other Compensation represent Rockford contributions to our Employee 401(k) Deferred Compensation Plan.
(3) For Mr. Suttle, the amounts shown as All Other Compensation for 2002 represent:
          * Our contribution for Mr. Suttle of $5,100 to our Employee 401(k) Deferred Compensation Plan; and
          * Compensation of $4,764,100 resulting from Mr. Suttle's exercise of 595,500 stock options granted to him by Monument Investors Limited Partnership, as described below under the heading "Related Party Transactions." This compensation was paid by Monument Investors Limited Partnership and not directly by us.
(4) For Mr. Suttle, the amounts shown as All Other Compensation for 2001 represent:
          * Our contribution for Mr. Suttle of $5,100 to our Employee 401(k) Deferred Compensation Plan;

          * Our payment of $36,000 of premiums for a "split dollar" life insurance policy for Mr. Suttle pursuant to his employment agreement. If Mr. Suttle dies, we will receive the aggregate amount of our premium payments and the beneficiary of the policy will receive the excess; and
          * Compensation of $1,350,000 resulting from Mr. Suttle's exercise of 200,000 stock options granted to him by Monument Investors Limited Partnership, as described below under the heading "Related Party Transactions." This compensation was paid by Monument Investors Limited Partnership and not directly by us.
(5) For Mr. Suttle, the amounts shown as All Other Compensation for 2000 represent:
          * Our contribution for Mr. Suttle of $5,100 to our Employee 401(k) Deferred Compensation Plan; and
          * Our payment of $36,000 of premiums for a "split dollar" life insurance policy for Mr. Suttle pursuant to his employment agreement.
(6) For Mr. Boshes, the amounts shown as All Other Compensation for 2002 represent:
          * Our contribution for Mr. Boshes of $5,408 to our Employee 401(k) Deferred Compensation Plan; and
          * Compensation of $317,518 from a disqualified incentive stock option sale.
(7) For Mr. Richards, the amounts shown as All Other Compensation for 2002 represent:
          * Our contribution for Mr. Richards of $5,547 to our Employee 401(k) Deferred Compensation Plan; and
          * Compensation of $249,480 from a disqualified incentive stock option sale.
(8) For Mr. Thomson, the amounts shown as All Other Compensation for 2002 represent:
          * Our contribution for Mr. Thomson of $6,010 to our Employee 401(k) Deferred Compensation Plan; and
          * Compensation of $3,612 as a taxable fringe benefit paid for Mr. Thomson.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

     We did not grant any stock options to our officers during 2002. We have never granted any stock appreciation rights.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

     The following table contains information concerning the exercise of stock options during the fiscal year ended December 31, 2002 by our officers listed on the Summary Compensation Table, including:

     * The shares that each of them purchased during 2002 by exercising their stock options; and
     * The number and value of unexercised options each of them held at December 31, 2002. Value is determined by subtracting the exercise price from the closing market value of $ 5.89 per share as of December 31, 2002.

                                                Number of securities underlying
                                                     unexercised options at      Value of unexercised in-the-money
                           Shares Acquired              fiscal year end             options at fiscal year end
                       -----------------------     --------------------------       ---------------------------
                         Number       Value
Name                   Exercised     Realized      Exercisable  Unexercisable       Exercisable  Unexerciseable
----                   ----------   ----------     -----------  -------------       -----------  --------------
W. Gary Suttle .......    595,500   $  800,000         163,607        38,907         $  133,443    $       --
David A. Boshes ......     43,000   $  312,110          52,500         9,500             62,634            --
Dan C. McLeod ........         --           --          97,500        11,500            241,542            --
David L. Richards ....     30,100   $  249,480          66,400        10,500             92,115            --
James M. Thomson .....         --           --          99,500        13,500            243,904            --

     NOMINATING AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OUR COMPENSATION    We have historically established executive compensation to
PHILOSOPHY          provide a base salary that will allow us to hire and retain qualified management. We have also provided annual cash incentive bonuses designed to reward all of our employees including executives for their contributions to our performance.

                    From time to time we have also granted stock options to executives and key employees that were designed to keep them focused on increasing shareholder value.

                    We believe that our executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that our executive compensation practices have allowed us to create an executive team that will be able to maintain and increase our business. From time to time we have reviewed employee compensation data provided by compensation consulting firms and have endeavored to maintain our salary levels at approximately the 75th percentile for comparable positions at competitive companies.

PROCEDURES          We determine the compensation of our President and set
                    policies for and review the compensation of our other officers. This is designed to ensure consistency in compensation of our officers. In reviewing the individual performance of our officers other than the President, we take into account the views of the President and, in 2002, established base salary and bonus for officers other than the President based largely on the President's recommendations.

                    We review annually the compensation of all our executives and employees. Our goal is to assure that all of our executives and employees are properly motivated to serve the interests of our shareholders.

BASE SALARY         We set base salaries within the ranges of salaries of
                    executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability. We take into account the position involved and the executive's experience. In addition, we consider other factors, including each officer's contribution to our business as a whole. We did not increase the base compensation for our named executive officers during 2002.

BONUS We award cash bonuses to all of our employees on a discretionary basis. In determining bonus awards, we consider our financial and non-financial achievements, including revenue growth, profitability, expansion of our markets and new product introductions. Bonuses to lower compensated employees tend to be a smaller portion of compensation, while bonuses to our most highly compensated employees (including our executive officers) tend to be larger and to vary more depending on Rockford's performance.

                    We did not pay cash bonuses in 2002 because our financial performance for 2001 did not achieve our business and financial goals. Similarly, we do not intend to pay cash bonuses in 2003 because of our failure to achieve our financial goals in 2002. This is in keeping with our objective to adjust bonus compensation for our executive officers on an annual basis based on financial and business results, the individual performance of the executive and the job market for key executives.

OPTIONS Stock options are our primary long-term incentive compensation. We have awarded stock options to a broad range of our middle and upper level managers, including the President and other executive officers named in the Summary Compensation Table. The size of awards is based on position, responsibilities and individual performance.

                    In general, our expectation is that we will award option grants to our employees each year equal to between 1% and 2% of our outstanding equity. We did not grant stock options in 2002.

CHIEF EXECUTIVE     We believe that our long-term incentives are generally
OFFICER             consistent with the incentives at comparable companies.

                    At the beginning of 1999 we entered into an employment agreement with our President and Chief Executive Officer. In determining his compensation, we considered his demonstrated leadership, the excellent management team he has developed since joining us in 1992, and Rockford's performance during 1997 and 1998. As of January 1, 1999, we approved an increase in Mr. Suttle's salary to $400,000 annually from the former base of $360,000 annually. We maintained the same salary for 2000. In 2001 we increased Mr. Suttle's salary to $450,000 annually. We maintained it at the same level in 2002.

                    We believe Mr. Suttle's interests are well aligned with the interests of our shareholders because of our basic compensation system and also because of the 795,000 shares he acquired during 2001 and 2002 from our largest shareholder, Monument Investors Limited Partnership, pursuant to options Monument awarded to him when he joined us in 1992. Mr. Suttle exercised and sold 200,000 of the shares available to him from Monument during 2001 pursuant to a registration statement on Form S-3.

                    Subsequently, during March 2002, he exercised the balance of these options and sold 100,000 more of his shares.

                    Nominating and Compensation Committee:

                                        Timothy C. Bartol
                                        Ralph B. Godfrey
                                        Jerry E. Goldress

                           RELATED-PARTY TRANSACTIONS

GRISANTI, GALEF & GOLDRESS CONSULTING AGREEMENt

     We initially retained Grisanti, Galef & Goldress, Inc., to provide Mr. Suttle's consulting services to us under a February 1992 letter agreement. Effective on August 1, 1992, we named Mr. Suttle our President and Chief Executive Officer and entered into a consulting agreement with Grisanti, Galef & Goldress, Inc. Under the consulting agreement, we retained Grisanti, Galef & Goldress, Inc., to provide services for three years beginning on August 1, 1992. We agreed to pay consulting fees of $360,000 per year and bonus fees of up to $120,000 per year. In addition, we granted Grisanti, Galef & Goldress, Inc., an option to purchase up to 215,000 shares of our common stock at an exercise price of $5.35 per share. In October 1994, we agreed to reduce the exercise price of the option to $1.51 per share.

     We renewed our agreement with Grisanti, Galef & Goldress, Inc., effective as of August 1, 1995, extending the term for five more years. We agreed to continue paying consulting fees of $360,000 per year and bonus fees up to $120,000 per year. We paid bonus fees of $120,000 for each of 1997 and 1998. We also agreed in 1995 to extend the 215,000 share stock option so that it was scheduled to expire on August 1, 2002. We filed a registration statement on Form S-3 in November 2001 to permit Grisanti, Galef & Goldress, Inc., to sell up to 130,000 of the shares available under this option. Grisanti, Galef & Goldress exercised its option to purchase all 215,000 shares during 2002 and sold 130,000 of these shares pursuant to the registration statement on Form S-3.

     Effective January 1, 1999, the consulting agreement was amended to discharge our remaining obligation to pay consulting fees or bonuses to Grisanti, Galef & Goldress, Inc., in exchange for a grant to Mr. Goldress of options to purchase 21,500 shares of our common stock under our 1997 Stock Option Plan. Also on that date, Mr. Suttle became a Rockford employee under the terms of a formal employment agreement. The consulting agreement as amended January 1, 1999, gives us the right, but not the obligation, to retain Grisanti, Galef & Goldress, Inc., to provide consulting services.

     During 2000 and 2001 we paid $4,000 each year as compensation for Mr. Goldress' director fees. During 2002 we paid $15,500 as compensation for Mr. Goldress' director fees.

SUTTLE/BARTOL OPTION AGREEMENT

     Mr. Suttle held an option to purchase 795,500 shares of our common stock from Monument Investors Limited Partnership, a family partnership controlled by two of our directors, Messrs. N. and T. Bartol. This option was originally granted to Mr. Suttle effective August 1, 1992 and fully vested on August 1, 1995 as consideration for his agreement to serve as director, Chief Executive Officer and President of Rockford for a period of not less than three years. On August 1, 1995, the agreement was amended to extend the term of the option from August 1, 1999 to August 1, 2002 and to increase the exercise price of the options during the extended period. The exercise price of Mr. Suttle's options increase over time on the following schedule:

     $0.37 per share .....  On or before August 1, 1995
     $0.41 per share .....  After August 1, 1995 and on or before August 1, 1999
     $0.70 per share .....  After August 1, 1999 and on or before August 1, 2002

     Mr. Suttle exercised his option with respect to 200,000 of these shares during December 2001 and with respect to the balance during March 2002. He immediately sold 200,000 shares during December 2001, and 100,000 shares during March 2002, in order to allow him to pay taxes arising from the exercise and pursuant to a registration statement on Form S-3. For tax purposes, the options are treated as non-qualified stock options.

     Mr. Suttle has indicated that he may sell additional shares, as permitted by the effective registration statement and Rule 144, in order to permit him to pay additional taxes arising from the exercise. He has indicated that he intends to retain the remaining shares for investment purposes.

SUTTLE EMPLOYMENT AGREEMENT

     The principal terms of our agreement with Mr. Suttle are as follows:

     *    five-year term ending January 1, 2004;
     * initial base salary of $400,000 per year, subject to increases at the discretion of our Nominating and Compensation Committee;
     * bonus potential of up to 50% of salary, at the discretion of the Board of Directors and the Nominating and Compensation Committee, based upon our performance;
     * participation in our stock option plan, with an initial grant of 86,000 shares at $7.67 per share as of January 1, 1999;
     * payment by us of up to $36,000 per year in premiums on a "split dollar" life insurance policy for Mr. Suttle's benefit; and
     *    we may terminate the agreement at any time after the first year.

     If we terminate without good cause, or if Mr. Suttle terminates for good reason, we must continue to pay Mr. Suttle's base salary for 18 months after the termination. Mr. Suttle may not compete with us, call on any of our customers or induce any of our employees to work for another business during the term of the agreement and for 12 months after the later of (1) the termination date or (2) the day we stop paying severance payments under the employment agreement.

       PRINCIPAL SHAREHOLDERS AND SHAREHOLDINGS OF OFFICERS AND DIRECTORS

     The following tables list our share ownership as of March 1, 2002 for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

NAME AND ADDRESS OF                                  SHARES          PERCENT OF
BENEFICIAL OWNER                               BENEFICIALLY OWNED   COMMON STOCK
----------------                               ------------------   ------------
Timothy C. Bartol (1) ........................      2,869,528           32.8%
Monument Investors Limited Partnership (2) ...      2,205,789           25.2
Quaker Capital Management Corporation (3) ....      1,226,500           14.0
Reid S. Walker and G. Stacy Smith (4) ........        806,336            9.2
W. Gary Suttle (5) ...........................        688,657            7.7
Nicholas G. Bartol (6) .......................        667,015            7.6
Boulder Investors Limited Partnership (7) ....        602,493            6.9
James M. Thomson (8) .........................        129,151            1.5
Jerry E. Goldress (9) ........................        128,590            1.5
Daniel C. McLeod (10) ........................        102,375            1.2
Ralph B. Godfrey (11) ........................         86,750            1.0
John P. Lloyd (12) ...........................         80,942             *
David L. Richards (13) .......................         74,895             *
David A. Boshes (14) .........................         56,375             *
All Executive Officers and Directors
  as a Group (13 persons) (15) ...............      4,388,554           45.9

----------
* Represents less than 1%

(1) Includes 2,205,789 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; 8,600 shares held by Mr. Bartol's wife; and 1,000 shares underlying vested options granted under our stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol's address is c/o Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281.

(2) Monument Investors Limited Partnership's address is c/o Mr. T. Bartol, Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281. It is owned by Mr. T. Bartol (general partner) and Mr. N. Bartol, Ms. P. Carrio and Ms. A. Butterfield (limited partners) the four natural children of John and Caroline Bartol.

(3) Includes 1,225,500 shares that investment advisory clients of Quaker Capital Management Corporation own and over which it has discretionary authority. Quaker Capital Management Corporation disclaims beneficial ownership of these shares. Its address is 401 Wood Street, Suite 1300, Pittsburg, PA 15222. In light of Quaker Capital Management Corporation's disclaimer, we do not consider it our affiliate and have not included its shares in computing shares held by our affiliates.

(4) Includes shares held by WS Capital LLC and its affiliates Walker Smith Capital, L.P., WS International, WS Ventures and WS Ventures International. WS Capital's address is 300 Crescent Court, Suite 880, Dallas, Texas 75201. Reid S. Walker and G. Stacy Smith, and their affiliated companies, have no affiliation with any of our directors or officers and these shares are not included in the ownership of our Directors and Executive Officers as a group.

(5) Includes 181,557 shares underlying vested options granted under our stock option plans. Mr. Suttle's address is c/o Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281.

(6) Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; 4,095 shares held by Mr. Bartol's wife; and 1,000 shares underlying vested options granted under our stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol's address is c/o Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281.

(7) Boulder Investors Limited Partnership's address is c/o Mr. T. Bartol, Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281. It is controlled by Mr. T. Bartol and Mr. N. Bartol (general partners) and Ms. P. Carrio and Ms. A. Butterfield (limited partners), the four natural children of John and Caroline Bartol.

(8)  Includes 106,000 shares underlying vested options.

(9)  Includes 35,400 shares underlying vested options.

(10) Includes 102,375 shares underlying vested options

(11) Includes 76,750 shares underlying vested options.

(12) Includes 74,100 shares underlying vested options.

(13) Includes 71,650 shares underlying vested options.

(14) Includes 56,375 shares underlying vested options.

(15) Includes 819,657 shares underlying vested options.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires

     *    our executive officers;
     *    our directors; and
     * persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the National Association of Securities Dealers. These reporting persons must furnish us with copies of all Forms 3, 4 and 5 that they file.

     Based solely upon our review of the copies of Forms 3, 4 and 5 and amendments to these forms, we believe that all reporting persons complied with all filing requirements on a timely basis during 2002 except for one inadvertent situation. During November 2002, one of our executive officers, Mr. Strickland, exercised options and our staff responsible for helping with Section 16 reporting did not learn of the transaction until after the 2 day reporting period under the new Section 16 regulations. As a result, his Form 4 was filed 2 days late. This was our first experience with the new 2 day reporting period. We have put additional safeguards into our procedures and believe that we will be able to help our officers and directors make timely filings going forward.

                          STOCK PRICE PERFORMANCE GRAPH

     The registration statement for the initial public offering of our common stock was declared effective on April 19, 2000, and our shares began trading on the Nasdaq National Market on April 20, 2000.

     Set forth below is a line graph comparing the cumulative total return over the period beginning on the date of our initial public offering on April 20, 2000, and ending on December 31, 2002, for an investment of $100 in each of the following:

     *    Shares of our common stock;

     * The Russell 2000 Index, a broad based equity index of smaller capitalization companies, with dividends reinvested. We believe this index is a better comparison for our stock than the S&P 500 or Nasdaq Stock Market indexes because it includes smaller companies more comparable in size to us than either of the larger indexes; and

     * A peer group we have selected that includes Harman International Industries, Inc.; Boston Acoustics, Inc.; Recoton Corp.; and Phoenix Gold International, Inc. The peer group index is weighted based on market capitalization as of the beginning of each measurement period and assumes the reinvestment of dividends. Because of Harman's large capitalization, this peer group index is dominated by Harman's performance and you should take this large weighting into account when using the chart. For each year we adjust the weightings at the end of each year.

                                     [GRAPH]

                          April 20,   December 31,   December 31,   December 31,
                            2000         2000           2001           2002
                          ---------   ------------   ------------   ------------
Rockford Corp                100           45             78             54
Russell 2000                 100          101            104             83
Peer Index                   100          121            151            180

                          INDEPENDENT AUDITOR AND FEES

     Ernst & Young LLP served as our independent auditor for fiscal year 2002. The Board of Directors has also selected them to serve as our independent auditor for fiscal year 2003. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.

     During 2002 we paid our independent auditors, Ernst & Young LLP, the following fees for services they provided to us:

          Audit Fees .....................................   $ 244,000
          Audit Related Fees .............................      60,000
          Other Fees .....................................     145,000
          Financial System Design
            And Implementation Fees ......................          --
                                                             ---------
          Total Fees .....................................   $ 449,000
                                                             =========

     Audit related fees consist primarily of assistance related to accounting transactions. Other fees consist primarily of tax consulting services.

     The Audit and Finance Committee has reviewed the services Ernst & Young LLP provided to Rockford during 2002 and believes that the audit related fees and other fees which it has provided did not impinge on the auditor's independence.

              OUR NEXT ANNUAL MEETING AND PROPOSALS BY SHAREHOLDERS

     We expect our 2004 annual meeting will take place on or about April 29, 2004. As a shareholder you may seek to:

     *    nominate directors; or
     * have proposals presented in our Proxy Statement and considered at our annual meeting.

Your nomination or proposal must comply with Arizona law and, for the 2004 annual meeting, we must receive it no later than November 21, 2003. You should direct any proposals and related questions to Ms. Victoria Springgay, our Investor Relations Coordinator, at (480) 517-3042.

                                  ANNUAL REPORT

     Our Annual Report with certified financial statements for the fiscal year ended December 31, 2002, accompanies this Notice and Proxy Statement and was mailed to all shareholders of record on or about March 14, 2003. Any exhibit to the Annual Report will be furnished to any requesting person who makes a good faith representation that he or she was a beneficial owner of our Common Stock on March 6, 2003.

                                        By order of the Board of Directors.

                                        /s/ James M. Thomson
                                        ----------------------------------------
                                        James M. Thomson
                                        Vice President, Chief Financial Officer
                                        and Secretary

                                      PROXY
                              ROCKFORD CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints W. Gary Suttle and Jerry E. Goldress or either of them acting in the absence of the other, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Shareholders of Rockford Corporation to be held at 600 South Rockford Drive, Tempe, Arizona, 85281, on Wednesday, April 23, 2003, at 2:00 p.m., Mountain Standard Time, and any adjournments thereof, and to vote the shares of Common Stock of Rockford standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

PROPOSAL NO. 1: To elect six directors to our Board to serve for the next year or until their successors are elected.

NOMINEES:       W. Gary Suttle          Timothy C. Bartol
                Jerry E. Goldress       Ralph B. Godfrey
                Nicholas G. Bartol      John P. Lloyd

______ VOTE for all nominees except those whose names are written on the line provided below (if any).

          ______________________________________________________________________

______    VOTE WITHHELD on all nominees.


         PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE

     This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted for approval of all nominees listed herein, for approval of the proposals listed herein and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the Proxies.

DATED: _______________________


                                   _____________________________________________
                                   Signature


                                   _____________________________________________
                                   Signature

                                   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign.